Exhibit 99.1

Diedrich Coffee Reports First Quarter Results

Irvine, California, November 10, 2008 — Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced operating results for its fiscal quarter ended September 17, 2008. For the quarter, the Company reported a net loss of $1,783,000, or $0.33 loss per share, compared to a net loss of $270,000, or $0.05 loss per share, for the first quarter of the prior fiscal year.

Results for the first quarter of the prior fiscal year included an after tax gain of $767,000, or $0.14 per share, from escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations, which was completed during the 2007 fiscal year.

Continuing Operations

During the fiscal year 2007, the Company sold the majority of its Diedrich Coffee and Coffee People company-operated locations. In fiscal years 2008 and 2007, the Company accounted for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company’s strategic direction is to focus on growing the wholesale business segment and other related distribution channels, including franchise stores. The Company continues to own and operate the wholesale, Gloria Jean’s retail and Gloria Jean’s domestic franchise businesses that together comprise Continuing Operations and retains the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations.

Net loss for the first quarter ended September 17, 2008 from continuing operations was $1,783,000, or $0.33 loss per share, compared to a net loss of $1,037,000, or $0.19 loss per share, for the first quarter of the prior fiscal year. Included in the current year loss was a charge for $139,000 in closed store reserves compared to the prior year period of $236,000.

Revenue

Total revenue increased by $3,572,000, or 43.8%, to $11,732,000 for the first quarter of fiscal year 2009 as compared with total revenue of $8,160,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $3,848,000, up 59.5%, franchise revenue decreased $124,000, down 19.7%, and retail sales decreased $152,000, down 14.2%.

Wholesale revenue rose sharply for the first quarter of fiscal year 2009, increasing $3,848,000 or 59.5% over the first quarter of fiscal year 2008. For the first quarter of fiscal year 2009, wholesale sales to office coffee distributors (“OCS”), specialty retail and foodservice customers increased $4,004,000, or 72.6%, from the prior year quarter, with Keurig “K-cup” sales increasing 83.4% from the prior year quarter. Wholesale sales to franchise locations decreased $155,000, or 16.4%, for the first quarter of fiscal year 2009.

Franchise revenue decreased by $124,000 for the first quarter of fiscal 2009 primarily due to a net decrease in unit count and negative comparable store sales. Gloria Jean’s has been affected by the same weak macroeconomic and consumer environments cited by many other mall-based retail operators that include low mall customer traffic and the continued overall slowdown in discretionary consumer spending that have combined to hurt sales.

Retail sales for the first quarter of fiscal year 2009 decreased $152,000 and was primarily due to a decrease in sales for the remaining company operated Diedrich stores as compared to the prior year and a decrease in sales for the company operated Gloria Jean’s stores. E-commerce related sales increased $19,000, or 6.6%, during the first quarter compared to the first quarter of the prior fiscal year.

Costs and Expenses

Cost of sales and related occupancy costs for the first quarter of fiscal year 2009 increased $3,233,000, or 54.1%, to $9,205,000 from $5,972,000 in the prior year period. Wholesale cost of goods sold increased over the prior year period as a percentage of wholesale revenues from 80.6% to 82.8% for the current quarter due primarily to the higher percentage of Keurig business in the current year as compared to the prior year period. Occupancy costs for the first quarter of fiscal year 2009 decreased $82,000 to $279,000 from $361,000 in the prior year period resulting primarily from a decrease in franchise rent expense associated with closed stores.

Operating expenses decreased $378,000, or 16.9%, to $1,854,000 from $2,232,000 and decreased as a percentage of total revenue to 15.8% in the first quarter of fiscal year 2009 from 27.4% in the first quarter of the prior year. The decrease in operating expenses primarily resulted from a decrease in compensation costs, and equipment costs, and was partially offset by increases in legal, consulting and marketing fees.

For the first quarter of fiscal year 2009, general and administrative expenses increased $427,000 to $1,882,000 from $1,455,000 and decreased as a percentage of total revenues to 16.0% in the current year quarter from 17.8% in the first quarter of last year. The increase was primarily due to increases in compensation, legal, consulting and outside services and was partially offset by a decrease in license fees and other costs.

Net interest expense, which includes interest income and other income, was $243,000 of expense for the first quarter of fiscal year 2009, compared to $173,000 of income, for the first quarter of fiscal year 2008. The change was primarily the result of valuation changes to the 2004 warrants associated with the Company’s 2004 credit facility.

Discontinued Operations / Gain on Sale

The Company accounts for its Diedrich Coffee and Coffee People company-operated retail operations that were sold or closed in fiscal 2007 as Discontinued Operations. The Company’s retail sales will be limited to its e-commerce web stores and will continue to operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations. For more information, please refer to the Form 10-K for the fiscal year ended June 25, 2008.

For first quarter of fiscal year 2008, income from Discontinued Operations was $767,000, or $0.14 per share, was the result of the escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations to Starbucks in the prior fiscal year.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through more than 900 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of September 17, 2008, the Company’s 114 retail outlets, the majority of which are franchised, are located in 30 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended September 17, 2008	Twelve Weeks Ended September 19, 2007
Net revenue:
Wholesale and other	$10,312	$6,464
Franchise revenue	505	629
Retail sales	915	1,067

Total net revenue	11,732	8,160

Costs and expenses:
Cost of sales and related occupancy costs	9,205	5,972
Operating expenses	1,854	2,232
Depreciation and amortization	337	252
General and administrative expenses	1,882	1,455
Gain on asset disposals	(6)	(1)

Total costs and expenses	13,272	9,910

Operating loss from continuing operations	(1,540)	(1,750)
Interest expense	(310)	(11)
Interest and other income, net	67	184

Loss from continuing operations before income tax benefit	(1,783)	(1,577)
Income tax benefit	—	540

Loss from continuing operations	(1,783)	(1,037)
Income from discontinued operations, net	—	767

Net loss	$(1,783)	$(270)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.33)	$(0.19)

Income from discontinued operations, net	$—	$0.14

Net loss	$(0.33)	$(0.05)

Weighted average and equivalent shares outstanding:
Basic and diluted	5,468	5,448

BALANCE SHEET AND RETAIL UNIT COUNT DATA

(in thousands, except store counts)

	September 17, 2008	June 25, 2008
	(Unaudited)
Cash	$1,830	$670
Accounts receivable, net	6,329	5,015
Inventories	7,113	4,652
Other assets	11,968	12,399

Total assets	$27,240	$22,736

Accounts payable	$8,204	$5,169
All other current liabilities	8,177	7,148
Other liabilities	1,809	677
Stockholders’ equity	9,050	9,742

Total liabilities and stockholders’ equity	$27,240	$22,736

Total retail units (company and franchise, all brands)	114	123